EXHIBIT 99.1

Contact:
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES ALLERGAN AS NEW PARTNER FOR SANCTURA BRAND

Company Enters Into License, Commercialization and Supply Agreement

Company to Host Conference Call at 12:30 p.m. Eastern Time,

September 19, 2007

LEXINGTON, Mass., September 19, 2007 — Indevus Pharmaceuticals, Inc. (Nasdaq: IDEV) today announced that Allergan, Inc. (NYSE: AGN), through its acquisition of Esprit Pharma, has obtained the United States rights to SANCTURA(R) and SANCTURA(R) XR. In connection with Allergan’s acquisition of Esprit Pharma, Indevus has executed an amended and restated license, commercialization and supply agreement with Esprit Pharma that will be effective, with certain exceptions, on the closing of the acquisition. The acquisition of Esprit Pharma is expected to be completed by the end of October 2007. The Company will host a conference call and webcast today at 12:30 p.m. eastern time (details follow below).

“We are extremely pleased to see SANCTURA XR now in the hands of a company with the resources and experience to maximize what we believe is a class- leading opportunity” said Glenn L. Cooper, M.D., chief executive officer and chairman of Indevus. “Allergan has a proven record of success in marketing specialty pharmaceuticals, and with their leadership I am quite optimistic that SANCTURA XR will be in a strong position to achieve its full potential. We look forward to working with Allergan over the coming months to prepare for a successful launch of SANCTURA XR and upon launch, to achieving new levels of success in our co-promotion of SANCTURA XR.”

On August 6, 2007, Indevus announced that SANCTURA XR (trospium chloride extended release capsules) was approved by the U.S. Food and Drug Administration (FDA). SANCTURA XR is indicated for the once-daily treatment of overactive bladder (OAB) with symptoms of urge urinary incontinence, urgency, and urinary frequency. Following the approval, the Company received a $49.9 million milestone payment from Esprit Pharma, the Company’s partner in the U.S. for SANCTURA and SANCTURA XR. The milestone payment was based on the total costs to develop SANCTURA XR, including clinical development, as well as manufacturing development costs.

Under the terms of the amended and restated license, commercialization and supply agreement, Allergan will be responsible for all marketing and sales activities. Indevus will be responsible for supply of SANCTURA XR through June 30, 2008. Beginning in July 2008, Allergan will assume manufacturing responsibilities for SANCTURA XR. Upon closing of this agreement, Allergan will pay Indevus an upfront license fee of $25 million, a portion of which will begin to be creditable by Allergan in 2010, against certain future payments owed to Indevus. Allergan will also pay Indevus royalties on net sales of SANCTURA and SANCTURA XR of 12.5% and will reimburse Indevus for required royalty payments to Indevus’ licensors. For a period of seven years, the royalties payable to Indevus will be subject to a guaranteed minimum level, except under specified conditions. The guaranteed minimum royalties will be as follows: 2008 - $8.1 million, 2009 - $10.6 million, 2010 - $15.6 million, 2011 - $18.1 million, 2012 - $20.6 million, 2013 - $23.5 million, 2014 - $26.3 million. Indevus will also receive a milestone payment of $20 million in December 2013 based on certain market exclusivity conditions.

Additionally, Indevus will continue to co-promote SANCTURA XR through September 2008 and will receive a quarterly sales force subsidy at a $9.3 million annual rate. Indevus will also have the option to continue co- promoting SANCTURA XR for an additional six months after September 2008 at the same rate.

As a result of the amended and restated license, commercialization and supply agreement, Indevus has determined that the amended contract will be accounted for as one unit of accounting. Accordingly, all revenue generated by the Company under the agreement, including related previously deferred revenue, will be recognized using the contingency adjusted performance method of accounting over the Company’s five year performance period.

The transaction with Allergan does not change the Company’s previously announced licensing agreement with Madaus GmbH to sell SANCTURA XR in certain territories outside the United States. Under the terms of that agreement, Madaus has the rights to sell SANCTURA XR outside the U.S. except in Canada, Japan, Korea and China, where Indevus and Madaus will share equally in the economics.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 12:30 p.m. eastern time on September 19, 2007. The live call may be accessed by dialing 888-396-2369 from the U.S. and Canada, and 617-847-8710 from international locations. The participant passcode is 77965317. A replay of the call will be available beginning at 3:30 p.m. on September 19, 2007 and lasting until 3:30 p.m. on October 19, 2007. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 65968280.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA(R) XR and SANCTURA(R) for overactive bladder, VANTAS(R) for advanced prostate cancer, SUPPRELIN(R) LA, for central precocious puberty, and DELATESTRYL(R) to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR(R) for bladder cancer, NEBIDO(R) for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

About SANCTURA and SANCTURA XR

SANCTURA(R) and SANCTURA(R) XR belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA and SANCTURA XR do not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to any of the ingredients of SANCTURA or SANCTURA XR should not use SANCTURA or SANCTURA XR.

Prescribing Information

Complete prescribing information for SANCTURA XR is available from the Company upon request.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R), SANCTURA(R) XR, NEBIDO(R), VANTAS(R) and SUPPRELIN(R) LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR(R); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, SUPPRELIN LA, DELATESTRYL(R) and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux- related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.